Exhibit 99.1

ROHM AND HAAS COMPANY TO TAKE IMPAIRMENT CHARGES IN SECOND QUARTER AND COMMENTS ON EXPENSES RELATED TO A SIGNIFICANT PLANT MAINTENANCE PROJECT

PHILADELPHIA, PA, June 20, 2005 – Rohm and Haas Company today announced a non-cash impairment charge for certain product lines within its Adhesives and Sealants business in the range of approximately $16 million to $20 million, after-tax, or $0.07 to $0.09 per share. The estimated impairment charges were determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, and will be included in the company’s second quarter unaudited financial statements.

The impairment reflects changing business conditions in the synthetic leather and gloss lamination product lines. During 2005, changes in the European textile quotas, particularly from developing countries, have resulted in steep declines in demand for European produced synthetic leather, while increases in raw material costs have necessitated price increases to customers, which have been extremely difficult to achieve in that market environment. The gloss lamination product line has suffered a dramatic decline in both volume and profitability due to recent increases in raw material costs, coupled with aggressive pricing competition. It was determined that the significant volume declines in both of these product lines during the first five months of 2005 are not recoverable and warrant impairment.

The company also announced that during planned maintenance activities at the company’s Deer Park, Texas facility in the second quarter, there were unexpected operating issues, resulting in higher costs and lost production. These developments will result in approximately $15 million in after-tax costs, or $0.07 per share. The business met all of its contractual requirements to customers. The Deer Park facility has returned to normal operating rates. Gerard E. Tarzia, Vice President and Business Director, Monomers noted that, “In both scale and scope, this was the most comprehensive scheduled maintenance program undertaken in Deer Park. This investment will improve reliability of our operations.”

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.

About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company expects annual sales in excess of $8 billion in 2005, and has significant operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:

Investor Relations
Gary O’Brien
Director, Investor Relations
215-592-3409
GOBrien@rohmhaas.com

Brian McPeak
Corporate Communications
215-592-2741
Bmcpeak@rohmhaas.com